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                                                                      EXHIBIT 11


                        SYNTELLECT INC. AND SUBSIDIARIES
             SCHEDULE OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (in thousands, except per share amounts)


                                                                           Three Months Ended               Six Months Ended
                                                                                June 30,                        June 30,
                                                                                --------                        --------
                                                                          1997            1996            1997            1996
                                                                        --------        --------        --------        --------
Net loss                                                                $ (2,798)       $   (393)       $ (2,692)       $ (1,476)
                                                                        ========        ========        ========        ========

Weighted average shares:
         Common shares outstanding                                        13,487          13,412          13,486          13,400
         Common equivalent shares representing shares
              issuable  upon exercise of stock options (1)                    --              --              --              --
                                                                        --------        --------        --------        --------
                  Total weighted average shares - primary                 13,487          13,412          13,486          13,400

(3) Incremental common equivalent shares (calculated using                    --              --              --              --
     the higher of end of  period or average market value) (2)          --------        --------        --------        --------
                  Total weighted average shares - fully
                       diluted                                            13,487          13,412          13,486          13,400
                                                                        ========        ========        ========        ========


Primary net loss per common and common equivalent share                 $   (.21)       $   (.03)       $   (.20)       $   (.11)
                                                                        ========        ========        ========        ========

Fully diluted net loss per common and common equivalent share (2)       $   (.21)       $   (.03)       $   (.20)       $   (.11)
                                                                        ========        ========        ========        ========

------

Notes:

(1) Amount calculated using the treasury stock method and fair market values.

(2) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.

(3) The Company has excluded the effect of common stock equivalents from all periods because the impact of such equivalents is antidilutive to the Company's net losses.


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